Exhibit 99.2
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
     In February 2008, we completed the acquisition of additional oil and natural gas properties and related assets in the Permian Basin of West Texas and oil and natural gas properties and related assets in the Williston Basin of North Dakota (the “Permian and Williston Basin Assets”) from Encore Operating, L.P. (“Encore Operating”), a Texas limited partnership and indirect wholly owned subsidiary of Encore Acquisition Company (“EAC”). Because the Permian and Williston Basin Assets were acquired from an affiliate, the acquisition was accounted for as a transaction between entities under common control, similar to a pooling of interests, whereby the assets and liabilities were recorded at Encore Operating’s historical cost, and our historical financial information was recast to include the results of operations of the Permian and Williston Basin Assets for all periods presented. Our recast historical financial information presents the Permian and Williston Basin Assets as if they were owned by us for all periods owned by Encore Operating. Accordingly, we have recast Management’s Discussion and Analysis of Financial Condition and Results of Operations presented in our 2007 Annual Report on Form 10-K.
     In addition, we have recast our consolidated financial statements as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 (collectively, the “Recast Financial Statements”) to include the financial position and results of operations of the Permian and Williston Basin Assets for all periods. The Recast Financial Statements are included as Exhibit 99.3 to the Current Report on Form 8-K that includes this recast Management’s Discussion and Analysis of Financial Condition and Results of Operations. The following discussion and analysis of our consolidated financial position and results of operations should be read in conjunction with the Recast Financial Statements, including the accompanying notes and the supplemental oil and natural gas disclosures included therein. The following discussion and analysis contains forward-looking statements, including, without limitation, statements relating to our plans, strategies, objectives, expectations, intentions, and resources. Actual results could differ materially from those discussed in these forward-looking statements. We do not undertake to update, revise, or correct any of the forward-looking information unless required to do so under federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with our disclosures under the headings: “Cautionary Statement Regarding Forward-Looking Statements” included in the Current Report on Form 8-K that includes this recast Management’s Discussion and Analysis of Financial Condition and Results of Operations and “Item 1A. Risk Factors” included in our 2007 Annual Report on Form 10-K.
Introduction
     In this management’s discussion and analysis of financial condition and results of operations, the following are discussed and analyzed:
•	Overview of Business

•	2008 Events

•	Outlook

•	Factors Affecting Comparability of Future Results

•	Results of Operations
•	Comparison of 2007 to 2006

•	Comparison of 2006 to 2005
•	Liquidity and Capital Resources

•	Capital Commitments and Contingencies

•	Off-Balance Sheet Arrangements

•	Inflation and Changes in Prices

•	Critical Accounting Policies and Estimates

•	New Accounting Pronouncements
Overview of Business
     We are a growth-oriented Delaware limited partnership formed in February 2007 by EAC to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. Our primary business objective is to make quarterly cash distributions to our unitholders at our current distribution rate and, over time, increase our quarterly cash distributions. Our assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin of Wyoming and Montana, primarily in the Elk Basin field (the “Elk Basin Assets”); the Permian Basin of West Texas; and the Williston Basin of North Dakota.

     In September 2007, we completed our initial public offering of 9,000,000 common units at a price to the public of $21.00 per unit. In October 2007, the underwriters exercised their option to purchase an additional 1,148,400 common units. Net proceeds from the issuance of common units, including the underwriters’ over-allotment option, were approximately $193.5 million, after deducting the underwriters’ discount and a structuring fee of approximately $14.9 million, in the aggregate, and offering expenses of approximately $4.7 million. The net proceeds were used to repay in full $126.4 million, including accrued interest, of outstanding indebtedness under a subordinated term loan from EAP Operating, LLC, a Delaware limited liability company and direct wholly owned subsidiary of EAC, and $65.9 million of outstanding indebtedness under our revolving credit facility.
     Upon the closing of the initial public offering, Encore Operating contributed to us certain properties in the Permian Basin located in Crockett County, Texas (the “Permian Basin Assets”). The Permian Basin Assets are considered our predecessor, and therefore, our historical results of operations include the results of operations of the Permian Basin Assets for all periods presented. The results of operations of the Elk Basin Assets have been included since the acquisition date in March 2007. We acquired the Permian and Williston Basin Assets from Encore Operating in February 2008, and as a result of the transaction between entities under common control, our historical financial information was recast to include the acquired properties for all periods presented. Accordingly, our consolidated financial statements reflect our historical results combined with those of the Permian Basin Assets and the Permian and Williston Basin Assets throughout the periods presented. As a result of the initial public offering and the transactions entered into in conjunction therewith, our future results will differ materially from our historical results. For more information, please read “Factors Affecting Comparability of Future Results” below.
     At December 31, 2007, our oil and natural gas properties had estimated total proved reserves of 21.4 million barrels (“MMBbls”) of oil and 61.2 billion cubic feet (“Bcf”) of natural gas, based on December 31, 2007 spot market prices of $96.01 per barrel (“Bbl”) of oil and $7.47 per thousand cubic feet (“Mcf”) of natural gas. On a barrel of oil equivalent (“BOE”) basis, our proved reserves were 31.6 million BOE (“MMBOE”) at December 31, 2007, of which approximately 68 percent was oil and approximately 88 percent was classified as proved developed. Based on our December 31, 2007 total proved reserves and annualized fourth quarter 2007 production, our average reserve-to-production ratio is approximately 13.6 years.
     Our financial results and ability to generate cash depend upon many factors, particularly the price of oil and natural gas. Oil prices continued to strengthen in 2007, with average prices on the New York Mercantile Exchange (“NYMEX”) increasing in each of the past three years. Natural gas prices continued to deteriorate in 2007 from record levels in 2005, but average NYMEX prices remain higher than historical averages. However, our natural gas wellhead differentials to NYMEX in 2007 improved compared to 2006 as we realized 101 percent of the average NYMEX natural gas price in 2007 as compared to 98 percent in 2006. See additional analysis of our differentials in “Results of Operations” below. Commodity prices are influenced by many factors that are outside our control. We cannot accurately predict future commodity prices. For this reason, we attempt to mitigate the effect of fluctuating commodity prices by entering into commodity derivative contracts for a portion of our estimated future production.
2008 Events
Acquisitions
     In December 2007, we entered into a purchase and investment agreement with Encore Operating pursuant to which we agreed to acquire the Permian and Williston Basin Assets. The transaction closed in February 2008. The total consideration for the acquisition consisted of approximately $125.3 million in cash, including certain post-closing adjustments, and 6,884,776 common units representing limited partner interests in us.
     In May 2008, we acquired an existing net profits interest in certain of our properties in the Permian Basin of West Texas in exchange for 283,700 common units representing limited partner interests in us, which were valued at approximately $5.8 million.
Distribution Policy
     In May 2008, the board of directors of our general partner approved a new distribution methodology, which returns additional cash flow to our unitholders during high commodity price environments. We will distribute to unitholders 50 percent of the excess distributable cash flow above: (i) maintenance capital requirements; (ii) an implied minimum quarterly distribution of $0.4325 per unit, or $1.73 per unit annually; and (iii) a minimum coverage ratio of 1.10.

Outlook
     The prices we receive for oil and natural gas production are largely based on current market prices, which are beyond our control. For comparability and accountability, we take a constant approach to budgeting commodity prices. We presently analyze our inventory of capital projects based on current NYMEX strip prices. If NYMEX prices trend downward for a sustained period of time, we may reevaluate our capital projects. The price risk on a substantial portion of our estimated future oil production is currently mitigated using commodity derivative contracts through December 2011, and a substantial portion of our estimated future natural gas production is currently mitigated using commodity derivative contracts through December 2010. We intend to continue to enter into commodity derivative transactions to mitigate the impact of price volatility on our oil and natural gas revenues.
     Oil prices have increased significantly since the beginning of 2005. Rising prices contributed to an increase in our oil revenues in 2007 as compared to 2006. We anticipate a continued favorable commodity price environment for the remainder of 2008 and through 2009. Significant factors that will impact near-term commodity prices include the following:
•	political developments in Iraq, Iran, Venezuela, Nigeria, and other oil-producing countries;

•	the extent to which members of OPEC and other oil exporting nations are able to manage oil supply through export quotas;

•	Russia’s increasing position as a major supplier of natural gas to world markets;

•	continued economic growth in China, India, and other developing countries;

•	concerns that major oil fields throughout the world have reached peak production;

•	low interest rates that are fueling continued economic expansion;

•	rising oilfield service costs;

•	the potential for terrorist activity; and

•	a fall in the value of the U.S. dollar relative to other currencies.
     We expect to continue to pursue asset acquisitions, but expect to confront intense competition for these assets from third parties. Moreover, EAC is not prohibited from competing with us and constantly evaluates acquisitions and dispositions that do not involve us.
Factors Affecting Comparability of Future Results
     The discussion of our financial condition and results of operations that follows should be read in conjunction with our Recast Financial Statements. Our future results could differ materially from our historical results due to a variety of factors, including the following:
     No Comparative Results for Our Elk Basin Assets for the Two Years Ended December 31, 2006. The discussion of our historical results that follows reflects the operations related to our Elk Basin Assets only from March 7, 2007, the date of acquisition. The following table sets forth historical revenues and direct operating expenses attributable to the Elk Basin Assets for the periods indicated, as derived from Anadarko Petroleum Corporation’s historical accounting records:

	Year Ended December 31,
	2006	2005
	(in thousands)
Revenues:
Oil	$63,695	$54,592
Natural gas	2,395	1,828
Marketing and other	3,649	1,745

Total revenues	69,739	58,165

Direct operating expenses:
Lease operations	7,435	6,263
Marketing and other	5,598	3,909
Production and other taxes	7,839	6,769

Total direct operating expenses	20,872	16,941

Excess of revenues over direct operating expenses	$48,867	$41,224

     The statements of revenues less direct operating expenses for the Elk Basin Assets may not be indicative of future results.
     Increase in Outstanding Indebtedness. For the two years ended December 31, 2006, we did not have any indebtedness and, therefore, we did not have any interest expense. In order to fund a portion of the purchase price for the Elk Basin Assets in March 2007, we borrowed $120 million from a wholly owned subsidiary of EAC pursuant to a subordinated term loan and $115 million under our revolving credit facility (excluding $1.7 million of debt issuance costs). Interest expense for 2007 was $12.7 million, of which $5.9 million related to our revolving credit facility and $6.8 million related to the subordinated term loan. The weighted average interest rate for all long-term debt in 2007 was 8.9 percent. We used a portion of the net proceeds from our initial public offering and the underwriters’ exercise of the over-allotment option to repay in full $126.4 million, including accrued interest, of outstanding indebtedness under the subordinated term loan and $65.9 million of outstanding borrowings under our revolving credit facility. At December 31, 2007, we had total long-term debt of $47.5 million under our revolving credit facility. In connection with the February 2008 purchase of the Permian and Williston Basin Assets from EAC, we financed the cash portion of the purchase price through additional borrowings under our revolving credit facility.
     Purchase of Derivatives. The consolidated financial statements for the two years ended December 31, 2006 do not contain any costs related to derivative transactions. In connection with the acquisition of the Elk Basin Assets, Encore Operating purchased floor contracts for 2,500 Bbls per day (“Bbls/D”) of production at $65.00 per Bbl for April 2007 through December 2008 that were all later contributed to us at their fair market value on the date of transfer of $9.4 million. In addition to these contributed derivatives, we have since purchased additional derivative financial instruments as part of our risk management strategy. See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” in our 2007 Annual Report on Form 10-K for discussion regarding our risk management strategy and derivative positions as of December 31, 2007.
     Increase in Equity-Based Compensation Expense. In May 2007, the board of directors of our general partner, with the approval of EAC’s Board of Directors and its compensation committee, granted management incentive units to certain executive officers of our general partner. A management incentive unit is a limited partner interest in us that entitles the holder to quarterly distributions to the extent paid to our common unitholders, and to increasing distributions upon the achievement of 10 percent compounding increases in our annualized distribution rate to common unitholders, subject to a maximum limit on the aggregate distributions payable to holders of management incentive units. The management incentive units vest in three equal installments. The first installment vested upon the closing of the initial public offering, and the subsequent vesting will occur on the first and second anniversary of such closing date. For 2007, we recognized compensation expense of $6.8 million related to these management incentive units, which is included in “General and administrative expense” in the accompanying Consolidated Statement of Operations.
     Additional General and Administrative (“G&A”) Expenses. As a result of being a publicly traded entity, we incur additional incremental G&A expenses associated with annual and quarterly reports to unitholders, tax returns and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, incremental insurance costs, accounting, and legal services. These incremental G&A expenses were not incurred and thus are not reflected in the consolidated financial statements for periods prior to the closing date of our initial public offering.

Results of Operations
Comparison of 2007 to 2006
     Oil and natural gas revenues and production. The following table illustrates the primary components of our oil and natural gas revenues for 2007 and 2006, as well as each year’s respective oil and natural gas production volumes and average prices:

	Year Ended December 31,		Increase / (Decrease)
	2007	2006	$	%
Revenues (in thousands):
Oil	$85,110	$17,776	$67,334	379%
Natural gas	23,720	23,129	591	3%

Total combined oil and natural gas revenues	$108,830	$40,905	$67,925	166%

Averaged realized prices:
Oil ($/Bbl)	$59.25	$60.83	$(1.58)	-3%
Natural gas ($/Mcf)	$6.94	$7.01	$(0.07)	-1%
Combined ($/BOE)	$54.25	$48.59	$5.66	12%

Total production volumes:
Oil (MBbls)	1,436	292	1,144	392%
Natural gas (MMcf)	3,418	3,298	120	4%
Combined (MBOE)	2,006	842	1,164	138%

Average daily production volumes:
Oil (Bbl/D)	4,580	801	3,779	472%
Natural gas (Mcf/D)	9,543	9,034	509	6%
Combined (BOE/D)	6,171	2,306	3,865	168%

Average NYMEX prices:
Oil (per Bbl)	$72.45	$66.26	$6.19	9%
Natural gas (per Mcf)	$6.86	$7.17	$(0.31)	-4%
     Oil revenues increased $67.3 million from $17.8 million in 2006 to $85.1 million in 2007 due to an increase in oil production volumes of 1,144 MBbls, which contributed approximately $69.6 million in additional oil revenues, partially offset by lower average realized oil prices, which negatively impacted oil revenues by approximately $2.3 million. The increase in oil production volumes was primarily due to our acquisition of the Elk Basin Assets in March 2007. Despite higher average NYMEX crude oil prices in 2007 compared to 2006, our average realized oil price decreased $1.58 per Bbl in 2007 as compared to 2006. Differentials for oil production from our Elk Basin Assets are wider than oil differentials from our properties located in the Permian Basin of West Texas and the Williston Basin of North Dakota. In 2007, approximately 73 percent of our oil production was from our Elk Basin Assets, which sells at a higher discount to NYMEX due to the quality of the crude oil, which is a heavy, sour crude, as well as its location relative to markets in the Rocky Mountains.
     Natural gas revenues increased $0.6 million from $23.1 million in 2006 to $23.7 million in 2007 due to an increase in production volumes of 120 MMcf, which contributed approximately $0.8 million in additional natural gas revenues, partially offset by lower average realized natural gas prices, which negatively impacted natural gas revenues by approximately $0.2 million. The increase in natural gas production volumes was primarily the result of our acquisition of the Elk Basin Assets in March 2007.

     The table below illustrates the relationship between our oil and natural gas realized prices as a percentage of average NYMEX prices for 2007 and 2006. Management uses the realized price to NYMEX margin analysis to analyze trends in our oil and natural gas revenues.

	Year Ended December 31,
	2007	2006
Average realized oil price ($/Bbl)	$59.25	$60.83
Average NYMEX ($/Bbl)	$72.45	$66.26
Differential to NYMEX	$(13.20)	$(5.43)
Average realized oil price to NYMEX percentage	82%	92%

Average realized natural gas price ($/Mcf)	$6.94	$7.01
Average NYMEX ($/Mcf)	$6.86	$7.17
Differential to NYMEX	$0.08	$(0.16)
Average realized natural gas price to NYMEX percentage	101%	98%
     In 2007, our average realized oil price as a percentage of the average NYMEX price decreased to 82 percent from 92 percent in 2006. The differential widened due to our Elk Basin acquisition, as approximately 73 percent of our oil production in 2007 was from our Elk Basin Assets. The oil production from our Elk Basin Assets sells at a higher discount to NYMEX as compared to our properties located in the Permian Basin of West Texas and the Williston Basin of North Dakota due to continued production increases from competing Canadian and Rocky Mountain producers, limited refining and pipeline capacity in the Rocky Mountain area, corresponding steep pricing discounts by regional refiners, and the quality of the Elk Basin oil.
     Our average realized natural gas price as a percentage of the average NYMEX price improved to 101 percent in 2007 as compared to 98 percent in 2006.
     Marketing revenues and expenses. In March 2007, we acquired the Clearfork crude oil pipeline and the Wildhorse natural gas pipeline as part of the Elk Basin acquisition. Natural gas volumes are purchased from numerous gas producers at the inlet of the pipeline and resold downstream to various local and off-system markets. In addition, we collect pipeline tariffs for transportation through our Clearfork crude oil pipeline. We did not have any marketing revenues or expenses in 2006. The following table summarizes our marketing activities for 2007 (in thousands, except per BOE amounts):

Marketing revenues	$8,582
Marketing expenses	(6,673)

Marketing, net	$1,909

Marketing revenues per BOE	$4.28
Marketing expenses per BOE	(3.33)

Marketing, net per BOE	$0.95

     Expenses. The following table summarizes our expenses, excluding marketing expenses shown above, for 2007 and 2006:

	Year Ended December 31,		Increase / (Decrease)
	2007	2006	$	%
Expenses (in thousands):
Production:
Lease operations	$21,539	$6,937	$14,602
Production, ad valorem, and severance taxes	11,664	3,745	7,919

Total production expenses	33,203	10,682	22,521	211%
Other:
Depletion, depreciation, and amortization	32,275	5,284	26,991
Exploration	124	22	102
General and administrative	12,204	1,737	10,467
Derivative fair value loss	26,301	—	26,301
Other operating	1,087	536	551

Total operating	105,194	18,261	86,933	476%
Interest	12,702	—	12,702
Income tax provision	62	240	(178)

Total expenses	$117,958	$18,501	$99,457	538%

Expenses (per BOE):
Production:
Lease operations	$10.74	$8.24	$2.50
Production, ad valorem, and severance taxes	5.81	4.45	1.36

Total production expenses	16.55	12.69	3.86	30%
Other:
Depletion, depreciation, and amortization	16.09	6.28	9.81
Exploration	0.06	0.03	0.03
General and administrative	6.08	2.06	4.02
Derivative fair value loss	13.11	—	13.11
Other operating	0.54	0.64	(0.10)

Total operating	52.43	21.70	30.73	142%
Interest	6.33	—	6.33
Income tax provision	0.03	0.29	(0.26)

Total expenses	$58.79	$21.99	$36.80	167%

     Production expenses. Total production expenses increased $22.5 million from $10.7 million in 2006 to $33.2 million in 2007 due to an increase in total production volumes, primarily associated with our Elk Basin acquisition, as well as a $3.86 increase in production expenses per BOE. Our production margin (defined as oil and natural gas revenues less production expenses) in 2007 increased by $45.4 million (150 percent) to $75.6 million as compared to $30.2 million in 2006. On a per BOE basis, our production margin increased 5 percent to $37.70 per BOE as compared to $35.90 per BOE in 2006. Total production expenses per BOE increased by 30 percent while total oil and natural gas revenues per BOE increased by only 12 percent.
     Production expense attributable to lease operations expense (“LOE”) increased $14.6 million from $6.9 million in 2006 to $21.5 million in 2007, primarily due to an increase in total production volumes, which contributed approximately $9.6 million of additional LOE, and a $2.50 increase in the per BOE rate, which contributed approximately $5.0 million of additional LOE. The increase in our average LOE per BOE rate was attributable to higher rates per BOE for the Elk Basin Assets as compared to our other properties as well as a general increase in industry costs.
     Production expense attributable to production, ad valorem, and severance taxes (“production taxes”) increased $7.9 million from $3.7 million in 2006 to $11.7 million in 2007 due to increased oil and natural gas revenues. As a percentage of oil and natural gas revenues, production taxes increased to 10.7 percent in 2007 as compared to 9.2 percent in 2006, primarily due to higher tax rates in the Elk Basin region as compared to our Permian and Williston Basin properties.

     Depletion, depreciation, and amortization (“DD&A”) expense. DD&A expense increased $27.0 million from $5.3 million in 2006 to $32.3 million in 2007 due to an increase in the per BOE rate of $9.81 and increased production volumes resulting from our Elk Basin acquisition. The increase in the per BOE rate was due to the higher acquisition price of proved reserves at Elk Basin as compared to our other properties, which were acquired when oil and natural gas commodity prices were significantly lower.
     G&A expense. G&A expense increased $10.5 million from $1.7 million in 2006 to $12.2 million in 2007 primarily due to $6.8 million of compensation expense recognized for management incentive units, $3.3 million of administrative fees due to Encore Operating pursuant to the amended and restated administrative services agreement, and increased expenses associated with being a publicly traded partnership. In 2007, administrative fees were paid to Encore Operating at a rate of $1.75 per BOE of our production for administrative services performed by Encore Operating on our behalf. Prior to the purchase of the Elk Basin Assets in March 2007, no administrative services were performed for us by Encore Operating.
     Derivative fair value loss. During 2007, we recorded a $26.3 million derivative fair value loss, of which $23.5 million related to mark-to-market losses and $4.1 million related to premium amortization, offset by $1.2 million of cash receipts related to settlements on our commodity derivative contracts. There were no such derivative instruments in place during 2006.
     Other operating expense. Other operating expense increased $0.6 million from $0.5 million in 2006 to $1.1 million in 2007 primarily due to transportation expenses for our oil production.
     Interest expense. Interest expense was $12.7 million in 2007, of which $5.9 million related to our revolving credit facility and $6.8 million related to our subordinated credit agreement. We did not have any interest expense in 2006. The weighted average interest rate for all long-term debt in 2007 was 8.9 percent.
Comparison of 2006 to 2005
     Oil and natural gas revenues and production. The following table illustrates the primary components of our oil and natural gas revenues for 2006 and 2005, as well as each year’s respective oil and natural gas production volumes and average prices:

	Year Ended December 31,		Increase / (Decrease)
	2006	2005	$	%
Revenues (in thousands):
Oil	$17,776	$11,620	$6,156	53%
Natural gas	23,129	31,607	(8,478)	-27%

Total combined oil and natural gas revenues	$40,905	$43,227	$(2,322)	-5%

Average realized prices:
Oil ($/Bbl)	$60.83	$51.83	$9.00	17%
Natural gas ($/Mcf)	$7.01	$8.13	$(1.12)	-14%
Combined ($/BOE)	$48.59	$49.57	$(0.98)	-2%

Total production volumes:
Oil (MBbls)	292	224	68	30%
Natural gas (MMcf)	3,298	3,887	(589)	-15%
Combined (MBOE)	842	872	(30)	-3%

Average daily production volumes:
Oil (Bbl/D)	801	813	(12)	-1%
Natural gas (Mcf/D)	9,034	10,832	(1,798)	-17%
Combined (BOE/D)	2,306	2,618	(312)	-12%

Average NYMEX prices:
Oil ($/Bbl)	$66.26	$56.56	$9.70	17%
Natural gas ($/Mcf)	$7.17	$8.81	$(1.64)	-19%
     Oil revenues increased $6.2 million from $11.6 million in 2005 to $17.8 million in 2006 primarily due to an increase in oil production volumes of 68 MBbls, which contributed approximately $3.6 million in additional oil revenues and an increase in average realized oil prices, which contributed approximately $2.6 million in additional oil revenues. The increase in oil production volumes was due to development in our Permian Basin properties during 2006. Our average realized oil price increased $9.00 per Bbl as a result of increases in the overall market price for oil, as reflected in the increase in the average NYMEX price from $56.56 per Bbl in 2005 to $66.26 per Bbl in 2006.
     Natural gas revenues decreased $8.5 million from $31.6 million in 2005 to $23.1 million in 2006. The decrease was primarily due to a reduction in natural gas production volumes of 589 MMcf, which reduced revenues by approximately $4.8 million, and lower average realized natural gas prices, which reduced natural gas revenues by approximately $3.7 million. In 2006, only a few new natural gas wells were drilled on our properties. The natural gas production from those newly drilled wells was not sufficient to offset the normal production declines and, as a result, production volumes decreased. The lower average realized natural gas price was due to a decrease in the overall market price of natural gas as reflected in the decrease in the average NYMEX price from $8.81 per Mcf in 2005 to $7.17 per Mcf in 2006.
     The table below illustrates the relationship between our oil and natural gas realized prices as a percentage of average NYMEX prices for 2006 and 2005. Management uses the realized price to NYMEX margin analysis to analyze trends in our oil and natural gas revenues.

	Year Ended December 31,
	2006	2005
Average realized oil price ($/Bbl)	$60.83	$51.83
Average NYMEX ($/Bbl)	$66.26	$56.56
Differential to NYMEX	$(5.43)	$(4.73)
Average realized oil price to NYMEX percentage	92%	92%

Average realized natural gas price ($/Mcf)	$7.01	$8.13
Average NYMEX ($/Mcf)	$7.17	$8.81
Differential to NYMEX	$(0.16)	$(0.68)
Average realized natural gas price to NYMEX percentage	98%	92%

     Expenses. The following table summarizes our expenses for 2006 and 2005:

	Year Ended December 31,		Increase / (Decrease)
	2006	2005	$	%
Expenses (in thousands):
Production:
Lease operations	$6,937	$5,558	$1,379
Production, ad valorem, and severance taxes	3,745	3,504	241

Total production expenses	10,682	9,062	1,620	18%
Other:
Depletion, depreciation, and amortization	5,284	4,592	692
Exploration	22	312	(290)
General and administrative	1,737	1,450	287
Other operating	536	589	(53)

Total operating	18,261	16,005	2,256	14%
Deferred income tax provision	240	—	240

Total expenses	$18,501	$16,005	$2,496	16%

Expenses (per BOE):
Production:
Lease operations	$8.24	$6.37	$1.87
Production, ad valorem, and severance taxes	4.45	4.02	0.43

Total production expenses	12.69	10.39	2.30	22%
Other:
Depletion, depreciation, and amortization	6.28	5.27	1.01
Exploration	0.03	0.36	(0.33)
General and administrative	2.06	1.66	0.40
Other operating	0.64	0.68	(0.04)

Total operating	21.70	18.36	3.34	18%
Deferred income tax provision	0.29	—	0.29

Total expenses	$21.99	$18.36	$3.63	20%

     Production expenses. Total production expenses increased $1.6 million from $9.1 million in 2005 to $10.7 million in 2006. This increase resulted from a $2.30 increase in production expenses per BOE, partially offset by a reduction in total production volumes. Total production expenses per BOE increased by 22 percent while total oil and natural gas revenues per BOE decreased by 2 percent. As a result of these changes, our production margin for 2006 decreased 8 percent to $35.90 per BOE as compared to $39.18 per BOE for 2005.
     Production expense attributable to LOE increased $1.4 million from $5.6 million in 2005 to $6.9 million in 2006 due to a $1.87 increase in the average LOE per BOE rate, which contributed approximately $1.6 million of additional LOE, partially offset by a reduction in total production volumes, which reduced LOE by approximately $0.2 million. The increase in our average LOE per BOE rate was attributable to:
•	increases in prices paid to oilfield service companies and suppliers due to a higher price environment;

•	the operation of higher operating cost wells (which offered acceptable rates of return due to increased oil and natural gas prices); and

•	higher salary levels for engineers and other technical professionals.
     Production expense attributable to production taxes increased $0.2 million from $3.5 million in 2005 to $3.7 million in 2006. As a percentage of oil and natural gas revenues, production taxes increased to 9.2 percent in 2006 as compared to 8.1 percent in 2005.
     DD&A expense. DD&A expense increased $0.7 million from $4.6 million in 2005 to $5.3 million in 2006 as a result of an increase of $1.01 in the per BOE rate, which contributed approximately $0.9 million of additional DD&A expense, partially offset by a reduction in total production volumes, which reduced DD&A expense by approximately $0.2 million. The increase in the per BOE rate was due to the higher acquisition price of proved reserves for properties purchased in the Permian Basin in

November 2005 as compared to our other properties, which were acquired when oil and natural gas commodity prices were significantly lower.
     Exploration expense. Exploration expense decreased $0.3 million in 2006 as compared to 2005. During 2005, we expensed one exploratory dry hole totaling $0.3 million.
     G&A expense. G&A expense increased $0.3 million from $1.5 million in 2005 to $1.7 million in 2006. The $0.40 increase in the per BOE rate was primarily the result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”) on January 1, 2006, which resulted in expensing stock options granted to employees of EAC.
     Income taxes. Income tax expense for 2006 increased $0.2 million over 2005. In May 2006, the State of Texas enacted a new business tax (the “Texas Margin Tax”) that replaced the Texas franchise tax. The Texas Margin Tax is applicable to numerous entities that previously were not subject to the franchise tax. As the Texas Margin Tax is applicable to partnerships, in 2006, we recorded a deferred tax liability and related income tax expense for the expected future tax effect due to the difference between the book and tax bases of our properties located in Texas. The effective tax rate for the Texas Margin Tax is up to 0.7 percent on the portion of our income that is apportioned to Texas, beginning with tax reports due on or after January 1, 2008.
Liquidity and Capital Resources
     Our primary sources of liquidity are internally generated cash flows and the borrowing capacity under our revolving credit facility. We also have the ability to adjust our level of capital expenditures. We may use other sources of capital, including the issuance of additional debt or common units, to fund acquisitions and to maintain our financial flexibility.
     Our partnership agreement requires that we distribute all of our available cash quarterly. In May 2008, the board of directors of our general partner approved a new distribution methodology, which returns additional cash flow to our unitholders during high commodity price environments. We will distribute to unitholders 50 percent of the excess distributable cash flow above: (i) maintenance capital requirements; (ii) an implied minimum quarterly distribution of $0.4325 per unit, or $1.73 per unit annually; and (iii) a minimum coverage ratio of 1.10. Our partnership agreement permits our general partner to establish cash reserves to be used to pay distributions for any one or more of the next four quarters. In addition, our partnership agreement allows our general partner to borrow funds to make distributions.
     We plan to make substantial capital expenditures in the future for the acquisition, exploitation, and development of oil and natural gas properties. We intend to finance these capital expenditures with cash flow from operations. We intend to finance our acquisition and future development and exploitation activities with a combination of cash flow from operations and issuances of debt, equity, or a combination of the two.
     If cash flow from operations does not meet our expectations, we may reduce the expected level of capital expenditures and/or fund a portion of the expenditures using borrowings under our revolving credit facility, issuances of debt and equity securities, or from other sources. Funding our capital program from sources other than cash flow from operations could limit our ability to make acquisitions. In the event we make one or more acquisitions and the amount of capital required is greater than the amount we have available for acquisitions at that time, we would reduce the expected level of capital expenditures and/or seek additional capital. If we seek additional capital for that or other reasons, we may do so through traditional reserve base borrowings, joint venture partnerships, production payment financings, asset sales, offerings of debt or equity securities or other means. We cannot assure unitholders that needed capital will be available on acceptable terms or at all. Our ability to raise funds through the incurrence of additional indebtedness will be limited by covenants in our revolving credit facility. If we are unable to obtain funds when needed or on acceptable terms, we may not be able to complete acquisitions that may be favorable to us or finance the capital expenditures necessary to replace our reserves.
     Please read “Capital Commitments and Contingencies” below for information regarding our primary cash needs.
      Cash Flows
     Internally generated cash flows. Our internally generated cash flows, results of operations, and financing for our operations are largely dependent on oil and natural gas commodity prices. In 2007, our average realized oil and natural gas prices decreased by 3 percent and 1 percent, respectively, as compared to 2006. Realized oil and natural gas prices fluctuate widely in response to changing market forces. In 2007, approximately 72 percent of our production was oil. To the extent oil and natural gas prices decline or we experience a significant widening of our differentials, our earnings, cash flow from operations, and availability under our revolving credit facility may be adversely impacted. Prolonged periods of low oil and natural gas prices or sustained wider differentials could cause us to not be in compliance with financial covenants under our revolving credit facility and thereby affect our liquidity.
     We believe that our internally generated cash flows and unused availability under our revolving credit facility will be sufficient to fund our planned capital expenditures and distributions for the foreseeable future.
     Cash flows from operating activities. Cash provided by operating activities increased $2.4 million from $31.0 million in 2006 to $33.4 million in 2007, primarily due to an increase in our production margin, partially offset by an increase in accounts receivable as a result of increased oil and natural gas production and purchases of commodity derivative contracts in connection with our risk management strategy.
     Cash provided by operating activities increased $0.8 million from $30.2 million in 2005 to $31.0 million in 2006. Total oil and natural gas revenues in 2006 decreased $2.3 million, or 5 percent, from 2005, and total operating expenses increased $2.3 million, or 14 percent, in 2007. The decrease in oil and natural gas revenues and increase in total operating expenses were offset by a reduction in accounts receivable due to reduced oil and natural gas production.
     Cash flows from investing activities. Cash used in investing activities increased $370.9 million from $5.2 million in 2006 to $376.1 million in 2007. The increase was primarily due to approximately $357.6 million in amounts paid for the acquisition of oil and natural gas properties, primarily the acquisition of our Elk Basin Assets, and a $13.2 million increase in amounts paid for development of our oil and natural gas properties.
     Cash used in investing activities decreased $20.1 million from $25.3 million in 2005 to $5.2 million in 2006, which was attributable to approximately $19.2 million in amounts paid for the acquisition of oil and natural gas properties in 2005 as well as increased costs incurred for the development of oil and natural gas properties in 2005 as compared to 2006.
     Cash flows from financing activities. Our cash flows from financing activities consist primarily of proceeds from and payments on long-term debt, net proceeds received from the sale of common units in our initial public offering, and contributions received from EAC to finance acquisitions. During 2007, we received net cash of $342.8 million from financing activities, including net borrowings on our long-term debt of $45.8 million, and net proceeds received from the sale of our common units of $193.5 million. In addition, we received a $93.7 million contribution from EAC to partially finance the acquisition of the Elk Basin Assets, and $11.2 million of net contributions from EAC prior to our initial public offering. Net cash provided from borrowings on our long-term debt and proceeds from the initial public offering were partially offset by $1.3 million in distributions to our unitholders in the fourth quarter of 2007. During 2006, we used net cash of $25.8 million in financing activities for distributions of earnings to EAC.
     Cash used in financing activities increased $20.9 million from $4.9 million in 2005 to $25.8 million in 2006, which was wholly attributable to an increase in distributions of earnings to EAC.
      Revolving Credit Facility
     Our principal source of short-term liquidity is our revolving credit facility.
     In conjunction with the closing of the acquisition of the Elk Basin Assets on March 7, 2007, our operating company entered into a five-year credit agreement with a bank syndicate comprised of Bank of America, N.A. and other lenders. The credit agreement provides for revolving credit loans to be made to our operating company from time to time and letters of credit to be issued from time to time for the account of the operating company or any of its restricted subsidiaries.
     The aggregate amount of the commitments of the lenders under the credit agreement is $300 million. Availability under the credit agreement is subject to a borrowing base, which is redetermined semi-annually and upon requested special redeterminations. At December 31, 2007, the borrowing base was $145 million. Upon completion of the acquisition of the Permian and Williston Basin Assets in February 2008, the borrowing base was increased to $240 million.

     The credit agreement matures on March 7, 2012. The operating company’s obligations under the credit agreement are secured by a first-priority security interest in the operating company’s and its restricted subsidiaries’ proved oil and natural gas reserves and in the equity interests of the operating company and its restricted subsidiaries. In addition, the operating company’s obligations under the credit agreement are guaranteed by us and the operating company’s restricted subsidiaries. Obligations under the credit agreement are non-recourse to EAC and its restricted subsidiaries.
     Loans under the credit agreement are subject to varying rates of interest based on (i) the total amount outstanding in relation to the borrowing base and (ii) whether the loan is a Eurodollar loan or a base rate loan. Eurodollar loans bear interest at the Eurodollar rate plus the applicable margin indicated in the following table, and base rate loans bear interest at the base rate plus the applicable margin indicated in the following table:

	Applicable Margin for	Applicable Margin for
Ratio of Total Outstanding Borrowings to Borrowing Base	Eurodollar Loans	Base Rate Loans
Less than .50 to 1	1.000%	0.000%
Greater than or equal to .50 to 1 but less than .75 to 1	1.250%	0.000%
Greater than or equal to .75 to 1 but less than .90 to 1	1.500%	0.250%
Greater than or equal to .90 to 1	1.750%	0.500%
     The “Eurodollar rate” for any interest period (either one, two, three, or six months, as selected by the operating company) is the rate per year equal to LIBOR, as published by Reuters or another source designated by Bank of America, N.A., for deposits in dollars for a similar interest period. The “base rate” is calculated as the higher of (i) the annual rate of interest announced by Bank of America, N.A. as its “prime rate” and (ii) the federal funds effective rate plus 0.5 percent.
     As of December 31, 2007, the aggregate principal amount of loans outstanding under the credit agreement was $47.5 million and there were $0.1 million of outstanding letters of credit. Outstanding letters of credit reduce the availability under the credit agreement. Borrowings under the credit agreement may be repaid from time to time without penalty.
     The credit agreement, as amended on August 22, 2007, contains covenants that include, among others:
•	a prohibition against incurring debt, subject to permitted exceptions;

•	a prohibition against purchasing or redeeming capital stock, or prepaying indebtedness, subject to permitted exceptions;

•	a restriction on creating liens on our assets and the assets of our subsidiaries, subject to permitted exceptions;

•	restrictions on merging and selling assets outside the ordinary course of business;

•	restrictions on use of proceeds, investments, transactions with affiliates, or change of principal business;

•	a provision limiting oil and natural gas hedging transactions (other than puts) to a volume not exceeding 75 percent of anticipated production from proved producing reserves;

•	a requirement that the operating company maintain a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0;

•	a requirement that the operating company maintain a ratio of consolidated EBITDA (as defined in the credit agreement) to the sum of consolidated net interest expense plus letter of credit fees of not less than 1.5 to 1.0;

•	a requirement that the operating company maintain a ratio of consolidated EBITDA (as defined in the credit agreement) to consolidated senior interest expense of not less than 2.5 to 1.0; and

•	a requirement that the operating company maintain a ratio of consolidated funded debt (excluding certain related party debt) to consolidated adjusted EBITDA (as defined in the credit agreement) of not more than 3.5 to 1.0.
     The credit agreement contains customary events of default. If an event of default occurs and is continuing, lenders with a majority of the aggregate commitments may require Bank of America, N.A. to declare all amounts outstanding under the credit agreement to be immediately due and payable. At December 31, 2007, we were in compliance with all of our debt covenants.

     The operating company incurs a commitment fee on the unused portion of the credit agreement determined based on the ratio of amounts outstanding under the credit agreement to the borrowing base in effect on such date. The following table summarizes the calculation of the commitment fee under the credit agreement:

Commitment
Ratio of Total Outstanding Borrowings to Borrowing Base	Fee Percentage
Less than .50 to 1	0.250%
Greater than or equal to .50 to 1 but less than .75 to 1	0.300%
Greater than or equal to .75 to 1	0.375%
     On December 31, 2007, we had $47.5 million of outstanding borrowings, $0.1 million of outstanding letters of credit, and $97.4 million available to borrow under our revolving credit facility. On June 30, 2008, we had $151 million of outstanding borrowings, $0.1 million of outstanding letters of credit, and $88.9 million available to borrow under our revolving credit facility. The increase in outstanding indebtedness subsequent to year-end was due to the acquisition of the Permian and Williston Basin Assets. We financed the cash portion of the purchase price through additional borrowings under our revolving credit facility.
Subordinated Credit Agreement
     In March 2007, our operating company entered into a six-year subordinated credit agreement with EAP Operating, LLC, a wholly owned subsidiary of EAC. Pursuant to the subordinated credit agreement, a single subordinated term loan was made to us in the aggregate amount of $120 million. The total outstanding balance of $126.4 million, including accrued interest, was repaid using a portion of the net proceeds from our initial public offering.
     Capitalization. At December 31, 2007, we had total assets of $497.7 million and total capitalization was $442.5 million, of which 89 percent was represented by partners’ equity and 11 percent by long-term debt. At December 31, 2006, we had total assets of $98.0 million and total capitalization was $90.1 million, all of which was represented by owner’s net equity. The percentages of our capitalization represented by partners’ equity and long-term debt could vary in the future if debt or equity is used to finance future capital projects or potential acquisitions.
Capital Commitments and Contingencies
     Our primary needs for cash are as follows:
•	Distributions to unitholders;

•	Development, exploitation, and exploration of oil and natural gas properties;

•	Acquisitions of oil and natural gas properties and leasehold acreage;

•	Funding of necessary working capital; and

•	Contractual obligations.
     Distributions to unitholders. Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash (as defined in the partnership agreement). Our available cash is our cash on hand at the end of a quarter after the payment of our expenses and the establishment of reserves for future capital expenditures and operational needs. During the fourth quarter of 2007, we distributed $1.3 million to our unitholders with respect to the quarter ended September 30, 2007. The quarterly distribution of $0.053 per unit was based on an initial quarterly distribution of $0.35 per unit, prorated for the period from and including September 17, 2007 (the closing date of the initial public offering) through September 30, 2007.
     On January 21, 2008, we declared a distribution with respect to the fourth quarter of 2007 to unitholders of record as of the close of business on February 6, 2008. The $9.8 million total distribution was paid on February 14, 2008 to unitholders at a rate of $0.3875 per unit.

     Development, exploitation, and exploration of oil and natural gas properties. The following table summarizes our costs incurred (excluding asset retirement obligations) related to development, exploitation, and exploration activities during the periods indicated:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Development and exploitation	$17,542	$3,898	$5,694
Exploration	3,231	3	828

Total	$20,773	$3,901	$6,522

     Our development and exploitation expenditures primarily relate to drilling development and infill wells, workovers of existing wells, and field related facilities. Our development and exploitation capital for 2007 yielded a total of 39 gross (15.4 net) successful wells.
     Our exploration expenditures primarily relate to drilling exploratory wells, seismic costs, delay rentals, and geological and geophysical costs.
     Acquisitions of oil and natural gas properties and leasehold acreage. The following table summarizes our costs incurred (excluding asset retirement obligations) related to oil and natural gas property acquisitions for the periods indicated:

	Year Ended December 31,
	2007	2006	2005
	(in thousands)
Acquisitions of proved property	$353,985	$319	$19,120
Acquisitions of leasehold acreage	105	103	82

Total	$354,090	$422	$19,202

     In March 2007, we acquired oil and natural gas properties in the Big Horn Basin, primarily in the Elk Basin field. We paid approximately $330.7 million, including approximately $1.1 million of transaction costs, for the Elk Basin Assets.
     In February 2008, we acquired the Permian and Williston Basin Assets for total consideration of approximately $125.3 million in cash, including certain post-closing adjustments, and 6,884,776 common units representing limited partner interests in us.
     In November 2005, EAC acquired certain oil and natural gas properties in West Texas and western Oklahoma from Kerr-McGee Corporation. Certain of these properties were included in the Permian and Williston Basin Assets acquired from EAC in February 2008. Due to the required accounting for common control transactions, the costs incurred related to oil and natural gas property acquisitions are presented as costs incurred by us when the properties were initially purchased by EAC.
     Funding of necessary working capital. Our working capital (defined as total current assets less total current liabilities) was $2.8 million, $1.2 million, and $3.1 million at December 31, 2007, 2006, and 2005, respectively. The improvement in 2007 as compared to 2006 was primarily attributable to an increase in accounts receivable as a result of increased oil and natural gas sales, primarily due to our Elk Basin acquisition. The reduction of working capital in 2006 compared to 2005 was primarily attributable to a decrease in accounts receivable from sales of natural gas as a result of the decrease in the NYMEX price of natural gas in 2006.
     Our production volumes, commodity prices, and differentials for oil and natural gas are the largest variables affecting our working capital. Our operating cash flow is determined in large part by production volumes and commodity prices. Assuming moderate to high commodity prices and constant or increasing production volumes, our operating cash flow should remain positive for the remainder of 2008.
     The board of directors of our general partner approved a capital budget of approximately $10.3 million for 2008. The level of these and other future expenditures is largely discretionary, and the amount of funds devoted to any particular activity may increase or decrease significantly, depending on available opportunities, timing of projects, and market conditions. We plan to finance our ongoing expenditures using internally generated cash flow.
     Contractual obligations. The following table illustrates our contractual obligations and commitments at December 31, 2007:

Contractual Obligations	Payments Due by Period
and Commitments	Total	2008	2009 - 2010	2011 - 2012	Thereafter
	(in thousands)
Revolving credit facility (a)	$59,830	$2,959	$5,919	$50,952	$—
Derivative obligations (b)	9,543	—	9,543	—	—
Development commitments (c)	3,010	3,010	—	—	—
Asset retirement obligations (d)	33,234	1,386	469	546	30,833

Total	$105,617	$7,355	$15,931	$51,498	$30,833

(a)	Amounts include principal and projected interest payments. Please read Note 7 of our Recast Financial Statements for additional information regarding our long-term debt.

(b)	Derivative obligations represent net liabilities for commodity derivative contracts, the ultimate settlement of which are unknown because they are subject to continuing market risk. Please read “Item 7A. Quantitative and Qualitative Disclosures about Market Risk” included in our 2007 Annual Report on Form 10-K and Note 11 of our Recast Financial Statements for additional information regarding our commodity derivative contracts.

(c)	Development commitments represent authorized purchases for work in process. Also at December 31, 2007, we had $10.7 million of authorized purchases not placed to vendors (authorized AFEs), which were not accrued and are excluded from the above table, but are budgeted for and expected to be made unless circumstances change.

(d)	Asset retirement obligations represent the undiscounted future plugging and abandonment expenses on oil and natural gas properties and related facilities disposal at the completion of field life. Please read Note 5 of our Recast Financial Statements for additional information regarding our asset retirement obligations.
     Other contingencies and commitments. We are a party to an amended and restated administrative services agreement with Encore Operating, pursuant to which Encore Operating performs administrative services for us, such as accounting, corporate development, finance, land, legal, and engineering. Under the amended and restated administrative services agreement, Encore Operating initially received an administrative fee of $1.75 per BOE of our production for such services and reimbursement of actual third-party expenses incurred on our behalf. Encore Operating has substantial discretion in determining which third-party expenses to incur on our behalf. We also pay our share of expenses that are directly chargeable to wells under joint operating agreements. In addition, Encore Operating is entitled to retain any Council of Petroleum Accountants Societies (“COPAS”) overhead charges associated with drilling and operating wells that would otherwise be paid by non-operating interest owners to the operator of a well.
     The administrative fee will increase in the following circumstances:
•	beginning on the first day of April in each year (beginning on April 1, 2008) by an amount equal to the product of the then-current administrative fee multiplied by the COPAS Wage Index Adjustment for the current year;

•	if we or one of our subsidiaries acquires any additional assets, Encore Operating may propose an increase in its administrative fee that covers the provision of services for such additional assets; however, such proposal must be approved by our general partner upon the recommendation of the conflicts committee of our general partner; and

•	otherwise as agreed upon by Encore Operating and our general partner, with the approval of the conflicts committee of our general partner.
     Effective April 1, 2008, the administrative fee paid to Encore Operating under the amended and restated administrative services agreement increased to $1.88 per BOE of our production as a result of the COPAS Wage Index Adjustment for 2008.
Off-Balance Sheet Arrangements
     We do not have any off-balance sheet arrangements that are material to our financial position or results of operations.

Inflation and Changes in Prices
     Our oil and natural gas revenues, the value of our assets, and our ability to obtain bank loans or additional capital on attractive terms have been and will continue to be affected by changes in oil and natural gas prices. Historically, significant fluctuations have occurred in oil and natural gas prices. The following table indicates our average realized oil and natural gas prices for 2007, 2006, and 2005.

	Year Ended December 31,
	2007	2006	2005
Average realized prices:
Oil ($/Bbl)	$59.25	$60.83	$51.83
Natural gas ($/Mcf)	6.94	7.01	8.13
Combined ($/BOE)	54.25	48.59	49.57
     The increase in oil and natural gas prices may be accompanied by or result in: (i) increased development costs, as the demand for drilling operations continues to increase; (ii) increased severance taxes, as we are subject to higher severance taxes due to the increased value of oil and natural gas extracted from our wells; (iii) increased LOE due to increased demand for services related to the operation of our wells; and (iv) increased electricity costs. We believe our risk management program and available borrowing capacity under our revolving credit facility provide means for us to manage commodity price risks through our commodity derivative program.
Critical Accounting Policies and Estimates
     The preparation of financial statements in accordance with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Management considers an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made, and changes in the estimate or different estimates that could have been selected, could have a material impact on our consolidated results of operations or financial condition. Management has identified the following critical accounting policies and estimates.
Oil and Natural Gas Properties
     Successful efforts method. We use the successful efforts method of accounting for oil and natural gas properties under SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Producing Companies.” Under this method, all costs associated with productive and nonproductive development wells are capitalized. Exploration expenses, including geological and geophysical expenses and delay rentals, are charged to expense as incurred. Costs associated with drilling exploratory wells are initially capitalized pending determination of whether the well is economically productive or nonproductive.
     If an exploratory well does not find reserves or does not find reserves in a sufficient quantity as to make them economically producible, the previously capitalized costs would be expensed in our Consolidated Statements of Operations and shown as a non-cash adjustment to net income in the “Operating activities” section of our Consolidated Statements of Cash Flows in the period in which the determination was made. If an exploratory well finds reserves but they cannot be classified as proved, we continue to capitalize the associated cost as long as the well has found a sufficient quantity of reserves to justify its completion as a producing well and we are making sufficient progress in assessing the reserves and the operating viability of the project. If subsequently we determine that neither of these conditions continues to exist, all previously capitalized costs associated with the exploratory well are expensed and shown as a non-cash adjustment to net income in the “Operating activities” section of our Consolidated Statements of Cash Flows in the period in which the determination was made. Re-drilling or directional drilling in a previously abandoned well is classified as development or exploratory based on whether it is in a proved or unproved reservoir. Expenditures for repairs and maintenance to sustain or increase production from the existing producing reservoir are charged to expense as incurred. Expenditures to recomplete a current well in a different unproved reservoir are capitalized pending determination that economic reserves have been added. If the recompletion is not successful, the expenditures are charged to expense. All capitalized costs associated with both development and exploratory wells are shown as “Development of oil and natural gas properties” in the “Investing activities” section of our Consolidated Statements of Cash Flows.
     DD&A expense is directly affected by our reserve estimates. Any change in reserves directly impacts the amount of DD&A expense that we recognize in a given period. Assuming no other changes, such as an increase in depreciable base, as our reserves increase, the amount of DD&A expense in a given period decreases and vice versa. Changes in future commodity prices would likely result in increases or decreases in estimated recoverable reserves. DD&A expense associated with lease and well equipment and intangible drilling costs is based upon only proved developed reserves, while DD&A expense for capitalized leasehold costs is based upon total proved reserves. As a result, changes in the classification of our reserves could have a material impact on our DD&A expense. Reserve engineers estimate reserves annually on December 31.
     Significant tangible equipment added or replaced is capitalized. Expenditures to construct facilities or increase the productive capacity from existing reservoirs are capitalized. Capitalized costs are amortized on a unit-of-production basis over the remaining life of total proved developed reserves or proved reserves, as applicable. Natural gas volumes are converted to BOE at the rate of six Mcf to one Bbl of oil. Significant revisions to reserve estimates can be and are made by our reserve engineers each year. Mostly these are the result of changes in price, but as reserve quantities are estimates, they can also change as more or better information is collected, especially in the case of estimates in newer fields. Downward revisions have the effect of increasing our DD&A rate, while upward revisions have the effect of decreasing our DD&A rate.
     The costs of retired, sold, or abandoned properties that constitute part of an amortization base are charged or credited, net of proceeds received, to the accumulated DD&A reserve. Gains or losses from the disposal of other properties are recognized in the current period.
     In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” an impairment of capitalized costs of long-lived assets to be held and used, including proved oil and natural gas properties, must be assessed whenever events and circumstances indicate that the carrying value of the asset may not be recoverable. If impairment is indicated based on a comparison of the asset’s carrying value to its undiscounted expected future net cash flows, then an impairment charge is recognized to the extent that the asset’s carrying value exceeds its fair value. Expected future net cash flows are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Any impairment charge incurred is expensed and reduces our recorded basis in the asset. Management currently aggregates proved property for impairment testing the same way as for calculating DD&A. The price assumptions used to calculate undiscounted cash flows is based on judgment. We use prices consistent with the prices used in bidding on acquisitions and/or assessing capital projects. These price assumptions are critical to the impairment analysis as lower prices could trigger impairment while higher prices would have the opposite effect.
     Oil and natural gas reserves. Our estimates of proved reserves are based on the quantities of oil and natural gas that engineering and geological analyses demonstrate, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic parameters. Reserve engineers prepare a reserve and economic evaluation of all of our properties on a well-by-well basis. Assumptions used by the reserve engineers in calculating reserves or regarding the future cash flows or fair value of our properties are subject to change in the future. The accuracy of reserve estimates is a function of:
•	the quality and quantity of available data;

•	the interpretation of that data;

•	the accuracy of various mandated economic assumptions; and

•	the judgment of the independent reserve engineer.
     Future prices received for production and future production costs may vary, perhaps significantly, from the prices and costs assumed for purposes of calculating reserve estimates. We may not be able to develop proved reserves within the periods estimated. Furthermore, prices and costs may not remain constant. Actual production may not equal the estimated amounts used in the preparation of reserve projections. As these estimates change, calculated reserves change. Any change in reserves directly impacts our estimate of future cash flows from the property, the property’s fair value, and our depletion rate.
     Asset retirement obligations. In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” we estimate our eventual obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, and development of our oil and natural gas wells and related facilities. We recognize the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred. For oil and natural gas properties, this is the period in which an oil or natural gas property is acquired or a new well is drilled. An amount equal to and offsetting the liability is capitalized as part of the carrying amount of our oil and natural gas properties at its discounted fair value. The liability is then accreted up by recording expense each period until it is settled or the well is sold, at which time the liability is reversed.
     The fair value of the liability associated with the asset retirement obligation is determined using significant assumptions, including current estimates of the plugging and abandonment costs, annual expected inflation of these costs, the productive life of the asset, and our credit-adjusted risk-free interest rate used to discount the expected future cash flows. Changes in any of these assumptions can result in significant revisions to the estimated asset retirement obligation. Revisions to the obligation are recorded with an offsetting change to the carrying amount of the related oil and natural gas properties, resulting in prospective changes to DD&A and accretion expense. Because of the subjectivity of assumptions and the relatively long life of most of our oil and natural gas properties, the costs to ultimately retire these assets may vary significantly from our estimates.
Revenue Recognition
     Revenues are recognized for jointly owned properties as oil and natural gas is produced and sold, net of royalties. Natural gas revenues are also reduced by any processing and other fees paid except for transportation costs paid to third parties, which are recorded as expense. Natural gas revenues are recorded using the sales method of accounting whereby revenue is recognized based on our actual sales of natural gas rather than our share of natural gas production. Royalties and severance taxes are paid based upon the actual price received from the sales. To the extent actual quantities and values of oil and natural gas are unavailable for a given reporting period because of timing or information not received from third parties, the expected sales volumes and price for those properties are estimated and recorded. If our overproduced imbalance position (i.e., we have cumulatively been over-allocated production) is greater than our share of remaining reserves, we record a liability for the excess at period-end prices. We also do not recognize revenue for the production in tanks, oil marketed on behalf of joint interest owners in our properties, or oil that resides in pipelines prior to delivery to the purchaser. Natural gas imbalances at December 31, 2007 and 2006 were immaterial. We did not have any net oil inventories in pipelines at December 31, 2007 or 2006.
Commodity Derivative Contracts and Related Activities
     We utilize various financial instruments for non-trading purposes to manage and reduce price volatility and other market risks associated with our oil and natural gas production. These arrangements are structured to reduce our exposure to commodity price decreases, but they can also limit the benefit we might otherwise receive from commodity price increases. Our risk management activity is generally accomplished through over-the-counter forward derivative or option contracts with large financial institutions.
     We apply the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and its amendments (“SFAS 133”). SFAS 133 requires each derivative instrument to be recorded in the balance sheet as either an asset or liability measured at fair value. We have elected to not designate our current portfolio of commodity derivative contracts as hedges under SFAS 133. Therefore, the change in fair value of these instruments is recorded in current earnings and reflected in the Consolidated Statements of Operations as “Derivative fair value loss.”
     See “Item 7A. Quantitative and Qualitative Disclosures About Market Risk” included in our 2007 Annual Report on Form 10-K for discussion regarding our sensitivity analysis for financial instruments.
Unit-Based Compensation Expense
     We account for unit-based compensation pursuant to SFAS 123R. SFAS 123R requires an entity to recognize the grant date fair value of stock options and other equity-based compensation issued to employees in the income statement. It establishes fair value as the measurement objective in accounting for equity-based payment arrangements and requires companies to apply a fair value-based measurement method in accounting for equity-based payment transactions with employees. For 2007, we recorded total compensation expense of approximately $6.8 million related to management incentive units and phantom units. Compensation expense related to equity awards is included in “General and administrative expense” in the Consolidated Statements of Operations.
New Accounting Pronouncements
SFAS No. 157, “Fair Value Measurements” (“SFAS 157”)
     In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS 157, which standardizes the definition of fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures related to the use of fair value measures in financial statements. SFAS 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value but does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, “Effective Date of FASB

Statement No. 157” (“FSP FAS 157-2”), which delayed the effective date of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). We elected a partial deferral of SFAS 157 for all instruments within the scope of FSP FAS 157-2, including but not limited to, our asset retirement obligations and indefinite lived assets. We will continue to evaluate the impact of SFAS 157 on these instruments during the deferral period. The adoption of SFAS 157 on January 1, 2008, as it relates to financial assets and liabilities, did not have a material impact on our results of operations or financial condition.
SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — including an amendment of FASB Statement No. 115” (“SFAS 159”)
     In February 2007, the FASB issued SFAS 159, which permits entities to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 allows entities an irrevocable option to measure eligible items at fair value at specified election dates, with resulting changes in fair value reported in earnings. SFAS 159 was effective for us on January 1, 2008; however, we did not elect the fair value option for eligible instruments existing on that date. Therefore, the adoption of SFAS 159 did not have an impact on our results of operations or financial condition. In the future, we will assess the impact of electing the fair value option for any newly acquired eligible instruments. Electing the fair value option for such instruments could have a material impact on our future results of operations or financial condition.
FSP on FASB Interpretation (“FIN”) 39-1, “Amendment of FASB Interpretation No. 39” (“FSP FIN 39-1”)
     In April 2007, the FASB issued FSP FIN 39-1, which amends FIN No. 39, “Offsetting of Amounts Related to Certain Contracts” (“FIN 39”), to permit a reporting entity that is party to a master netting arrangement to offset the fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) against fair value amounts recognized for derivative instruments that have been offset under the same master netting arrangement in accordance with FIN 39. FSP FIN 39-1 is effective for fiscal years beginning after November 15, 2007. We adopted FSP FIN 39-1 effective January 1, 2008. The adoption of FSP FIN 39-1 did not have a material impact on our results of operations or financial condition.
SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”)
     In December 2007, the FASB issued SFAS 141R, which replaces SFAS No. 141, “Business Combinations.” SFAS 141R establishes principles and requirements for the reporting entity in a business combination, including: (i) recognition and measurement in the financial statements of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognition and measurement of goodwill acquired in the business combination or a gain from a bargain purchase; and (iii) determination of the information to be disclosed to enable financial statement users to evaluate the nature and financial effects of the business combination. SFAS 141R applies prospectively to business combinations consummated in fiscal years beginning on or after December 15, 2008 (for acquisitions that close on or after January 1, 2009 for us). Early application is prohibited. We are evaluating the impact SFAS 141R will have on our results of operations and financial condition and the reporting of future acquisitions in the consolidated financial statements.
SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”)
     In March 2008, the FASB issued SFAS 161, which amends SFAS 133 to require enhanced disclosures about (i) how and why an entity uses derivative instruments; (ii) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations; and (iii) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning on or after November 15, 2008, with early application encouraged. The adoption of SFAS 161 will require additional disclosures regarding our derivative instruments; however, SFAS 161 will not change our accounting for derivative instruments and therefore, will not have an impact on our results of operations or financial condition.
Emerging Issues Task Force (“EITF”) Issue No. 07-4, “Application of the Two-Class Method under FASB Statement No. 128, Earnings per Share, to Master Limited Partnerships” (“EITF 07-4”)
     In March 2008, the EITF ratified its consensus opinion on EITF 07-4, which addresses how master limited partnerships should calculate earnings per unit using the two-class method in SFAS No. 128, “Earnings per Share” (“SFAS 128”) and how

current period earnings of a master limited partnership should be allocated to the general partner, limited partners, and other participating securities. EITF 07-4 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and will be applied retrospectively for all periods presented. We are currently evaluating the impact that EITF 07-4 will have on our earnings per unit calculations.
SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”)
     In May 2008, the FASB issued SFAS 162, which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” We do not expect the adoption of SFAS 162 to change our current accounting practice; therefore, the adoption of SFAS 162 will not have an impact on our results of operations or financial condition.
FSP No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”)
     In June 2008, the FASB issued FSP EITF 03-6-1, which addresses whether instruments granted in equity-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing basic earnings per unit under the two-class method prescribed by SFAS 128. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. Upon adoption of FSP EITF 03-6-1, all prior-period earnings per unit data must be adjusted retrospectively to conform with the provisions of the standard. Early application is not permitted. We are currently evaluating the effect FSP EITF 03-6-1 will have on our earnings per unit calculations.